Exhibit 99.1

Famous Dave’s of America, Inc. Reports Results for First Quarter of Fiscal 2018

MINNEAPOLIS, May 14, 2018 – Famous Dave's of America, Inc. (NASDAQ: DAVE) today reported financial results for the first fiscal quarter ended April 1, 2018 compared to the first fiscal quarter ended April 2, 2017.

Highlights for the first fiscal quarter of 2018 include the following:

•	Net income from continuing operations was $998,000, or $0.13 per share, compared to net loss from continuing operations of $1.4 million, or ($0.21) per share in the prior year.
•	Consolidated adjusted EBITDA, a non-GAAP measure, increased 394% to $1.8 million. See “Non-GAAP Reconciliation” below.
•	Company-owned comparable restaurant sales increased 5.2%, with traffic up 5.3%.
•	Franchise-operated comparable restaurant sales declined 1.6%.

Key Operating Metrics

	Three Months Ended
	April 1, 2018	April 2, 2017
Restaurant count:
Franchise-operated	136	138
Company-owned	16	35
Total	152	173
Comparable restaurant sales %:
Franchise-operated	(1.6)%	(4.8)%
Company-owned	5.2%	(3.3)%
Total	(0.9)%	(4.5)%

(in thousands, expect per share data)

System-wide restaurant sales(1)	$87,166	$100,389

Net (loss) income from continuing operations	$998	$(1,428)
Adjusted net income (loss) from continuing operations(2)	954	(451)

Net (loss) income from continuing operations, per share	$0.13	$(0.21)
Adjusted net income (loss) from continuing operations, per share(2)	0.13	(0.06)

Adjusted EBITDA(2)	$1,794	$363

(1)

System-wide restaurant sales include sales for all Company-owned and franchise-operated restaurants, as reported by franchisees. Restaurant sales for franchise-operated restaurants are not revenues of the Company and are not included in the Company’s consolidated financial statements.

(2)

Adjusted net (loss) income from continuing operations and adjusted EBITDA are non-GAAP measures. A reconciliation of all non-GAAP measures to the most directly comparable GAAP measure is included in the accompanying financial tables.  See “Non-GAAP Reconciliation.”

First Quarter 2018 Review

Total revenue for the first quarter of 2018 was $12.8 million, down 24.2% from the first quarter of 2017. The decrease in Company-owned net restaurant sales revenue was primarily a result of the closure of 12 Company-owned restaurants. The impact of these closures was partially offset by a 5.2% increase in same-store sales.  The declines in franchise royalty and fee revenue were driven to the net closure of two franchise operated restaurants, a decline in franchise-operated same store sales of 1.6% and royalty abatements agreed upon to facilitate the transfer of certain of our franchise-operated restaurants to new operators, who have committed to investing necessary resources to refresh these transferred stores. Additionally, the adoption of ASC 606 – Revenue From Contracts with Customers resulted in approximately $525,000 of additional revenue during the first quarter of 2018.

Restaurant-level operating margin, as a percentage of restaurant sales, net, for Company-owned restaurants was (0.5%),  a decrease from 0.8% in the first quarter of fiscal 2017. The decrease was primarily driven by a smaller restaurant base over which to allocate fixed costs, as well as commodities inflation, partially offset by lower labor costs, as a percentage of net restaurant sales.

General and administrative expenses decreased to $1.9 million from $4.5 million in the first quarter of fiscal 2017. The year over year decline was primarily a result of the alignment of our general and administrative expense structure to be commensurate with that of a more dedicated franchisor, lowering overhead strategically as we reduced our Company-owned restaurant count from 35 restaurants as of April 2, 2017 to 16 restaurants as of April 1, 2018.

We recognized net income from continuing operations of approximately $998,000, or $0.13 per share, in the first quarter of fiscal 2018 compared to a loss from continuing operations of $1.4 million, or ($0.21) per share, in the first quarter of fiscal 2017.  We recognized a net income from discontinued operations of $182,000, or $0.03 per share, in the first quarter of fiscal 2017.

Adjusted net income from continuing operations, a non-GAAP measure, was approximately $954,000, or $0.13 per share, compared to a loss of approximately $451,000, or ($0.06) per share, in the first quarter of fiscal 2017. A reconciliation between adjusted net loss and its most directly comparable GAAP measure is included in the accompanying financial tables.

Executive Comments

Jeff Crivello, CEO, commented,  “We saw many of our previously announced initiatives come to fruition in the first quarter of fiscal 2018 as we returned to profitability and continued to see positive comparable sales at Company-owned restaurants. We believe the continued adoption of third party delivery will help drive the top line performance of our franchisees throughout the year as only half of the serviceable units are currently live. We look forward to focusing on strategic investments to enhance our brand and value proposition to current and prospective franchisees.”

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of May 14, 2018, the Company owns 15 locations and franchises an additional 136 restaurants in 33 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses non-GAAP measures including those indicated below. These non-GAAP measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s consolidated financial statements and are subject to inherent limitations. By providing non-GAAP measures, together with a reconciliation to the most comparable GAAP measure, the Company believes that it is enhancing investors’ understanding of the Company’s business and results of operations. These measures are not intended to be considered in isolation of, as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures presented may be different from the measures used by other companies. The Company urges investors to review the reconciliation of its non-GAAP measures to the most directly comparable GAAP measure, included in the accompanying financial tables.

Adjusted net (loss) income from continuing operations is net (loss) income from continuing operations, plus asset impairment, estimated lease termination and other closing costs, settlement agreements, net (loss) gain on disposal of equipment, stock-based compensation, severance, and the related tax impact. This number is divided by the weighted-average number of basic shares of common stock outstanding during each period presented to arrive at adjusted net (loss) income from continuing operations, per share. Adjusted EBITDA is net (loss) income, including discontinued operations, plus asset impairment, estimated lease termination and other closing costs, settlement agreements, depreciation and amortization, interest expense, net, net (loss) gain on disposal of equipment, stock-based compensation, severance and provision (benefit) for income taxes.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Jeff Crivello – Chief Executive Officer
952-294-1300

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (in thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017
Revenue:
Restaurant sales, net	$8,713	$12,949
Franchise royalty and fee revenue	3,408	3,782
Franchisee national advertising fund contributions	469	—
Licensing and other revenue	254	217
Total revenue	12,844	16,948

Costs and expenses:
Food and beverage costs	2,717	3,934
Labor and benefits costs	3,196	4,808
Operating expenses	2,841	4,106
Depreciation and amortization	393	563
General and administrative expenses	1,874	4,548
National advertising fund expenses	469	—
Asset impairment, estimated lease termination (income) charges and other closing costs, net	(104)	1,133
Net (gain) loss on disposal of property	(1)	1
Total costs and expenses	11,385	19,093

Income (loss) from operations	1,459	(2,145)

Other income (expense):
Interest expense	(145)	(187)
Interest income	5	—
Total other expense	(140)	(187)

Income (loss) before income taxes	1,319	(2,332)

Income tax (expense) benefit	(321)	904

Net income (loss) from continuing operations	998	(1,428)
Net income from discontinued operations, net of tax	—	182
Net income (loss)	$998	$(1,246)

Income (loss) per common share:
Basic net income (loss) per share - continuing operations	$0.13	$(0.21)
Basic net income per share - discontinued operations	—	0.03
Basic net income (loss) per share	$0.13	$(0.18)
Diluted net income (loss) per share - continuing operations	$0.13	$(0.21)
Diluted net income per share - discontinued operations	—	0.03
Diluted net income (loss) per share	$0.13	$(0.18)
Weighted average shares outstanding - basic	7,407	6,954
Weighted average shares outstanding - diluted	7,407	6,954

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	April 1,	April 2,
	2018	2017
Food and beverage costs(1)	31.2%	30.4%
Labor and benefits costs(1)	36.7%	37.1%
Operating expenses(1)	32.6%	31.7%
Restaurant level operating margin(1)(3)	(0.5)%	0.8%
Depreciation and amortization expenses (2)	3.1%	3.3%
General and administrative(2)	14.6%	26.8%
Income (loss) from continuing operations(2)	11.4%	(12.7)%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level margins are equal to restaurant sales, net, less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except per share data)

(unaudited)

ASSETS
Current assets:	April 1, 2018	December 31, 2017
Cash and cash equivalents	$8,924	$8,836
Restricted cash	1,249	1,590
Accounts receivable, net of allowance for doubtful accounts of $429,000 and $592,000, respectively	4,429	3,768
Inventories	594	633
Prepaid income taxes and income taxes receivable	385	689
Prepaid expenses and other current assets	1,308	793
Assets held for sale	677	475
Total current assets	17,566	16,784

Property, equipment and leasehold improvements, net	10,326	11,442

Other assets:
Intangible assets, net	1,431	1,840
Deferred tax asset, net	6,402	5,823
Other assets	1,298	1,018
	$37,023	$36,907

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and financing lease obligations	$2,387	$1,307
Accounts payable	4,397	4,365
Accrued compensation and benefits	1,166	1,545
Other current liabilities	2,688	3,118
Total current liabilities	10,638	10,335

Long-term liabilities:
Long-term debt, less current portion	7,738	7,932
Financing lease obligation, less current portion	—	1,196
Other liabilities	5,454	3,963
Total liabilities	23,830	23,426

Shareholders’ equity:
Common stock, $.01 par value, 100,000 shares authorized, 7,467 and 7,376 shares issued and outstanding at April 1, 2018 and December 31, 2017, respectively	71	70
Additional paid-in capital	1,895	1,460
Retained earnings	11,227	11,951
Total shareholders’ equity	13,193	13,481
	$37,023	$36,907

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (in thousands)

(unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017
Cash flows from operating activities:
Net income (loss) from continuing operations	$998	$(1,428)
Adjustments to reconcile net income (loss) to cash flows provided by operations:
Depreciation and amortization	393	563
(Gain) loss from asset impairment and estimated lease termination and other closing costs	(185)	662
Net (gain) loss on disposal of property	(1)	1
Amortization of deferred financing costs	10	7
Amortization of lease interest assets	9	9
Deferred income taxes	—	348
Deferred rent	(168)	137
Bad debts (recovery) expense	(147)	57
Stock-based compensation	47	107
Changes in operating assets and liabilities:
Restricted cash	341	(82)
Accounts receivable, net	61	(309)
Inventories	39	67
Prepaid income taxes and income taxes receivable	304	(1,314)
Prepaid expenses and other current assets	(515)	(629)
Other assets	178	28
Accounts payable	32	988
Accrued compensation and benefits	(441)	536
Other current liabilities	(289)	673
Other liabilities	(149)	(79)
Cash flows provided by continuing operating activities	517	342
Cash flows provided by discontinued operating activities	—	522
Cash flows provided by operating activities	517	864

Cash flows from investing activities:
Proceeds from the sale of assets	1	—
Advances on notes receivable	(458)	—
Purchases of property, equipment and leasehold improvements	(41)	(92)
Cash flows used for continuing investing activities	(498)	(92)
Cash flows used for discontinued investing activities	—	(12)
Cash flows used for investing activities	(498)	(104)

Cash flows from financing activities:
Payments for debt issuance costs	—	(15)
Payments on long-term debt and financing lease obligations	(320)	(330)
Payments from exercise of stock options	389	—
Cash flows provided by (used for) financing activities	69	(345)

Increase in cash and cash equivalents	88	415
Cash and cash equivalents, beginning of period	8,836	4,450
Cash and cash equivalents, end of period	$8,924	$4,865

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	April 1, 2018	April 2, 2017
Net income (loss) from continuing operations	$998	$(1,428)
Asset impairment, estimated lease termination (income) charges and other closing costs, net	(104)	1,133
Net (gain) loss on disposal of property	(1)	1
Stock-based compensation	47	107
Severance	—	354
Tax adjustment	14	(618)
Adjusted net income (loss) from continuing operations	$954	$(451)
Basic adjusted net income (loss) per common share from continuing operations	$0.13	$(0.06)
Diluted adjusted net income (loss) per common share from continuing operations	$0.13	$(0.06)

Weighted average common share outstanding - basic	7,407	6,954
Weighted average common share outstanding - diluted	7,407	6,954

Net income (loss)	$998	$(1,246)
Asset impairment, estimated lease termination (income) charges and other closing costs, net	(104)	1,133
Depreciation and amortization	393	755
Interest expense, net	140	187
Net (gain) loss on disposal of property	(1)	1
Stock-based compensation	47	107
Severance	—	354
(Benefit) provision for income taxes	321	(928)
Adjusted EBITDA	$1,794	$363